Exhibit 99.1

THE DUCKHORN PORTFOLIO NAMES JENNIFER FALL JUNG CHIEF FINANCIAL OFFICER

Former Funko CFO Joins The Duckhorn Portfolio Executive Leadership Team

St. Helena, CA, May 23, 2023 — The Duckhorn Portfolio, Inc. (NYSE: NAPA) (the “Company”), North America’s premier luxury wine company, today announced Jennifer Fall Jung has been appointed Executive Vice President, Chief Financial Officer, effective June 19, 2023. Fall Jung brings more than 25 years of corporate finance and investor-focused experience to The Duckhorn Portfolio, having most recently served as Chief Financial Officer of Funko, Inc. (NYSE: FNKO) and previously having held numerous senior positions in corporate finance, investor relations, strategy, and business planning at Gap, Inc.
Fall Jung spent the last few years as the Chief Financial Officer at Funko, Inc., a pop culture entertainment and consumer goods company focused on licensed collectables, accessories and apparel, where she was responsible for all areas of finance and accounting, public and investor relations, real estate, facilities and communications. During her 21 years with Gap, Inc., she held several key positions, including Senior Vice President of Investor Relations and Corporate Finance and Chief Financial Officer and Senior Vice President of Global Old Navy and Gap North America. She holds a Master of Business Administration with a specialization in International Business and a Bachelor of Science in Business Administration with a specialization in Finance from San Diego State University.
“I could not be more excited to welcome Jennifer to The Duckhorn Portfolio,” said Alex Ryan, President, Chief Executive Officer and Chairman of the Company. “She is a deeply talented finance executive with a proven track record of devising and leading successful strategic efforts at iconic consumer products companies. Jennifer’s public company and investor relations experience will be instrumental to our team as we mature as a public company and continuously strive for excellence in meeting our investors’ needs and driving shareholder value. Her financial acumen, coupled with her experience in operations, and deep understanding of how to build brand equity in key markets position her to make meaningful contributions to all aspects of our business.”
Fall Jung added, “The Duckhorn Portfolio is not only an iconic family of brands, but it is unique in its leading position as a public and pure-play luxury wine company of scale. I am excited to be joining the company and its experienced leadership team at this moment in its history, and I look forward to gaining a more intimate understanding of the company’s investors and shareholder community while working with the team to reach new heights of category excellence.”
Ryan also discussed the invaluable contributions of outgoing Executive Vice President, Chief Financial Officer, Lori Beaudoin. “Over the past 14 years, Lori was fundamental to shaping The Duckhorn Portfolio into the company we are today. She has been vital to our success and stable growth during the past decade, establishing a robust finance and accounting team, leading us through our IPO in 2021 and the successful acquisitions of Kosta Browne and Calera. I can think of no higher compliment than to say that Lori has collaboratively worked to build a foundation of sound processes and a strong business on which our public company today rests. She has made an enduring mark on this company and its employees, and we are deeply grateful to Lori for her leadership. We wish her the best in her retirement.” Beaudoin will continue to serve as Executive Vice President, Chief Financial Officer until June 16, 2023.

About The Duckhorn Portfolio, Inc.
The Duckhorn Portfolio is North America’s premier luxury wine company, with ten wineries, eight state-of-the-art winemaking facilities, seven tasting rooms and over 1,100 coveted acres of vineyards spanning 32 Estate properties. Established in 1976, when vintners Dan and Margaret Duckhorn founded Napa Valley’s Duckhorn Vineyards, today, our portfolio features some of North America’s most revered wineries, including Duckhorn Vineyards, Decoy, Paraduxx, Goldeneye, Migration, Canvasback, Calera, Kosta Browne, Greenwing and Postmark. Sourcing grapes from our own Estate vineyards and fine growers in Napa Valley, Sonoma County, Anderson Valley, California’s North and Central coasts, and Washington State, we offer a curated and comprehensive portfolio of acclaimed luxury wines with price points ranging from $20 to $200 across more than 15 varietals and 31 appellations. Our wines are available throughout the United States, on five continents, and in more than 50 countries around the world. To learn more, visit us at: https://www.duckhornportfolio.com/. Investors can access information on our investor relations website at https://ir.duckhorn.com.

Contacts
Investor Contact
Chris Mandeville, ICR
ir@duckhorn.com
707-302-2635

Media Contact
Jessica Liddell, ICR
DuckhornPR@icrinc.com
203-682-8200

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